EXHIBIT 5.1

BODMAN LLP
6TH FLOOR AT FORD FIELD
1901 ST. ANTOINE STREET
DETROIT, MICHIGAN 48226
313-393-7579 FAX
313-259-7777
November 2, 2010
Titan International, Inc.
2701 Spruce Street
Quincy, Illinois 62301
Ladies and Gentlemen:
We are acting as special counsel for Titan International, Inc., an Illinois corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”) with respect to the registration under the Securities Act of 1933 (the “Act”) of the offer and exchange by the Company (the “Exchange Offer”) of up to $200,000,000 aggregate principal amount of the Company’s 7.875% Senior Secured Notes due 2017 to be registered under the Act (the “Exchange Notes”), which Exchange Notes will be guaranteed by each of the guarantors named in Schedule I hereto (the “Guarantors”), for a like principal amount of the Company’s outstanding 7.875% Senior Secured Notes due 2017 (the “Outstanding Notes”), which Outstanding Notes have also been guaranteed by the Guarantors. The Outstanding Notes were issued pursuant to an Indenture, dated October 1, 2010 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee.
In connection with rendering this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.
As special counsel to the Company and based upon and subject to the foregoing, we advise you as follows:
The Exchange Notes have been duly authorized, and when the Exchange Notes have been duly executed, authenticated and delivered in exchange for the Outstanding Notes in accordance with the Indenture and the Exchange Offer, the Exchange Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity (including, without
DETROIT      |     TROY     |      ANN ARBOR     |      CHEBOYGAN     |     LANSING

Titan International, Inc.
November 2, 2010

limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law).
The opinions expressed herein apply solely to the laws of the State of Michigan (the “State”) as applied by courts located in the State, without regard to choice of law, and the federal laws of the United States of America, and we express no opinion whatsoever with respect to the laws of any other jurisdiction (including, without limitation, conflict of laws and choice of law issues). We assume for purposes of the opinions expressed in the preceding paragraph that the Indenture is governed by and construed in accordance with the law of the State. Insofar as this opinion relates to matters of law and legal conclusions governed by the laws of the State of Illinois, we base it on the opinion of Schmiedeskamp, Robertson, Neu & Mitchell, as evidenced by the opinion of such firm filed as Exhibit 5.2 to the Registration Statement and the consent in such opinion to statements made in the Registration Statement in regard to such firm. Our opinions as to such matters are based on assumptions and subject to the qualifications and limitation set forth in such opinion letter.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to register the Exchange Notes under the Act and to the reference to our Firm under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
BODMAN LLP

/s/ Barbara A. Bowman By: Barbara A. Bowman, a partner

Titan International, Inc.
November 2, 2010

SCHEDULE I TO OPINION
Guarantors

	Jurisdiction of	Percentage of
Name of Subsidiary	Incorporation	Ownership
Titan Wheel Corporation of Illinois	Illinois	100%
Titan Tire Corporation	Illinois	100%
Titan Tire Corporation of Bryan	Ohio	100%
Titan Tire Corporation of Freeport	Illinois	100%